[ACXIOM® LOGO]                                                                                     EXHIBIT 99.2

                                                                                               Financial Relations:
                                                                                                  Katharine Raymond
                                                                                     Investor Relations Coordinator
                                                                                                 Acxiom Corporation
                                                                                                     (501) 342-3545

                                                                                                   Media Relations:
                                                                                                        Dale Ingram
                                                                                            Public Relations Leader
                                                                                                 Acxiom Corporation
                                                                                                     (501) 342-4346
                                                                                                              EACXM

                                  Acxiom® Responds to ValueAct Capital's Proposal

LITTLE ROCK, AR - July 20, 2005 - Acxiom Corporation (Nasdaq:  ACXM) today announced that the Company's Board of
Directors has completed its evaluation of ValueAct Capital's proposal to negotiate an acquisition of the Company, as set forth in its letter dated July 12, 2005.  Based on the board's evaluation of this proposal, and with assistance from its financial and legal advisors, the board has unanimously determined that pursuing ValueAct's proposal is not in the best interests of the Company and its shareholders.

Acxiom issued a letter today to Jeffrey Ubben, Managing Partner of ValueAct Capital, communicating the board's decision to not pursue a transaction or enter into negotiations with ValueAct.

The board determined that ValueAct's proposal to negotiate was wholly opportunistic and an attempt to capitalize on recent revenue shortfalls compared to Company expectations.  The board does not believe the proposal accurately reflects the impact of the Company's strategic and financial initiatives currently being implemented.
The board also concluded that the risks and uncertainties associated with entering into such a process could jeopardize the Company's current and long-term strategic and financial initiatives, and therefore is not in the best interests of the Company's shareholders, clients, associates and other stakeholders.

Charles Morgan, Acxiom Company Leader and Chairman of the Board of Directors, said:

"We believe that pursuing this proposal would deprive shareholders of the benefit of the Company's recent investments.  It is not in our shareholders' best interests for Acxiom to try and sell the Company at this time to an opportunistic bidder.

"Earlier this year, ValueAct suggested to us that it wanted to take Acxiom private and keep the majority of the current leadership team in place.  We rejected its going-private suggestion.  As recently as March of this year,
Mr. Ubben was very complimentary of Acxiom, characterizing its business and management as 'high quality.'  In late April, Mr. Ubben asked me to consider going on the board of a small private company that ValueAct had acquired.  I declined.  We are disappointed that Mr. Ubben's and ValueAct's positive views of our Company and its leadership abruptly changed following the Acxiom nominating committee's decision in late May to deny Mr. Ubben's request for a seat on the Acxiom board.

"The Acxiom Board of Directors and senior leadership strongly believe in the Company's business and current strategy.  We believe it would be financially irresponsible to abort this strategy to risk pursuing a deal with a hedge fund with an unproven track record of successfully completing acquisitions.

"The board stands behind Acxiom's current management and remains committed to delivering value and doing the right thing for our shareholders, associates and our clients."

A copy of Acxiom's letter to Mr. Ubben is included below in its entirety.

About Acxiom

Acxiom Corporation (Nasdaq: ACXM) integrates data, services and technology to create and deliver customer and information management solutions for many of the largest, most respected companies in the world. The core components of Acxiom's innovative solutions are Customer Data Integration (CDI) technology, data, database services, IT outsourcing, consulting and analytics, and privacy leadership. Founded in 1969, Acxiom is headquartered in Little Rock, Arkansas, with locations throughout the United States and Europe, and in Australia and China.
For more information, visit www.acxiom.com.

                                                [Acxiom Letterhead]

July 20, 2005

Jeffrey W. Ubben
ValueAct Capital
435 Pacific Avenue, Fourth Floor
San Francisco, CA 94133

Dear Jeff,

Thank you for your letters of June 3, 2005, July 12, 2005 and July 13, 2005.
On Tuesday, July 19, 2005, our Board held a special meeting to discuss and consider your letters. During this meeting the Board unanimously determined not to enter into negotiations to attempt to pursue a transaction with
ValueAct Capital on the terms you have proposed.

We again thank you for your support of the Company.  We share your belief that the Company has a bright future ahead and that there is considerable value in our business above and beyond your proposal.

We appreciate your continued interest in Acxiom.

Sincerely,

Charles Morgan, Chairman
Acxiom Corporation